EXHIBIT 10.5

FIRST AMENDMENT TO

PERFORMANCE UNIT AWARD AGREEMENTS

PIONEER NATURAL RESOURCES COMPANY

2006 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to Performance Unit Award Agreements is made by Pioneer Natural Resources Company (the “Company”) as of November 20, 2008, to be effective as of the dates set forth below.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;

WHEREAS, the Company granted to certain participants under the Plan performance unit awards pursuant to the terms of the Plan and individual Performance Unit Award Agreements (collectively, the “Agreements”), which grants are identified in more detail in the attached Exhibit A;

WHEREAS, Section 25 of the Agreements provides that the Company may unilaterally amend the Agreements, so long as the amendment is consistent with all applicable laws and does not reduce any rights or benefits accrued pursuant to the award, or to the extent necessary or advisable to bring the Agreements into compliance with any applicable laws;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), imposes certain limitations and restrictions on the time at which certain types of compensation, including certain equity-based awards, may be payable;

WHEREAS, all documents that may provide for the payment of compensation that may be subject to Section 409A must be brought into compliance with the requirements of Section 409A on or before December 31, 2008, or the service provider to whom such compensation is payable will be subjected to certain adverse tax consequences, including, but not limited to, having to pay an additional tax of at least 20% on such compensation; and

WHEREAS, the Company has determined that it is advisable to amend the Agreements in accordance with the final regulations promulgated under Section 409A to ensure that, to the extent subject to Section 409A, the performance unit award governed by the Agreements complies therewith and to avoid the imposition of any adverse tax consequences under Section 409A.

NOW, THEREFORE, the Agreements shall be amended as set forth below, such amendment to be effective, with respect to each such Agreement, as of the Grant Date related to such Agreement as specified on Exhibit A:

1.        The last paragraph of Section 4(a) shall be deleted in its entirety and shall be replaced with the following:

Distribution of shares of Common Stock in respect of the Performance Units determined to be earned by reason of this Section 4(a) shall be made not later than 74 days following your termination of employment due to your death or Disability and shall be in full and complete satisfaction of all your rights (and the rights of any person who derives his, her or its rights from you) under this Agreement.

NOW, THEREFORE, be it further provided that, except as set forth above, the Agreements shall continue to read in its current state.

PIONEER NATURAL RESOURCES COMPANY

By:

Name:

Title: